Exhibit 99.1

Investor Relations inquiries:	News Media inquiries:
Lee Fishman	Keoni Wagner
Matson, Inc.	Matson, Inc.
510.628.4227	510.628.4534
lfishman@matson.com	kwagner@matson.com

FOR IMMEDIATE RELEASE

MATSON announces PRELIMINARY 2q21 results, provides business update and announces 2q21 earnings call date

●	Expects 2Q21 operating income for Ocean Transportation to be $197.0 to $202.0 million vs. $42.3 million in 2Q20
●	Expects 2Q21 operating income for Logistics to be $12.0 to $13.0 million vs. $8.9 million in 2Q20
●	Expects 2Q21 net income and diluted EPS to be $156.9 to $163.6 million and $3.58 to $3.73, respectively
●	Year-over-year increase in consolidated operating income driven primarily by China service strength
●	Domestic tradelane volumes in 2Q21 well above pandemic low volumes in 2Q20; strong Hawaii volume as tourism and economy rebounds from pandemic lows
●	Announces second quarter earnings call date on July 29, 2021

HONOLULU, Hawaii (July 8, 2021) – Matson, Inc. (“Matson” or the “Company”) (NYSE: MATX) today announces preliminary second quarter financial results, provides a business update and announces that its second quarter earnings call date will be held on July 29, 2021.

“Matson’s Ocean Transportation and Logistics businesses continued to perform well in the second quarter as the U.S. economy further recovers from the pandemic,” said Chairman and Chief Executive Officer Matt Cox. “Within Ocean Transportation, our China service continued to see significant demand for its expedited CLX and CLX+ ocean services as volume for e-commerce, garments and other goods remained elevated, and was the primary driver of the increase in consolidated operating income year-over-year. Currently in the Transpacific tradelane, supply chain congestion continues, and consumption trends remain elevated. We expect these conditions to remain in place and lead to a high level of demand at least until Lunar New Year in the first quarter of 2022. As a result of the exceptional level of demand for our expedited Transpacific services, we recently announced the initiation of our CCX service as a seasonal string with Matson-owned vessels from China to the U.S. West Coast with Oakland as the first call. Consequently, we expect our vessels in the CLX, CLX+ and CCX to be operating at capacity at least until Lunar New Year next year.”

Mr. Cox added, “In our domestic ocean tradelanes, we continued to see strong demand as the local economies further reopen with meaningfully higher year-over-year volumes compared to the pandemic volume lows in the second quarter of last year. In Hawaii, we experienced elevated westbound freight demand as the state’s tourism and economy rebounded sharply from the pandemic lows. In Logistics, operating income increased year-over-year compared to the pandemic low operating income achieved in the year ago period as we continued to see elevated goods consumption and inventory restocking in addition to favorable supply and demand fundamentals in our core markets. As a result, Matson expects second quarter operating income for Ocean Transportation of $197.0 to $202.0 million and Logistics operating income of $12.0 to $13.0 million. We also expect second quarter 2021 net income and diluted EPS to be $156.9 to $163.6 million and $3.58 to $3.73, respectively.”

Second Quarter Tradelane Volume (Forty-foot equivalent units (FEU)) (1)(2):

For the three months ended June 30, 2021 compared to the three months ended June 30, 2020 and on a FEU basis:

●	Hawaii container volume increased 9.9 percent primarily due to higher retail and hospitality-related demand due to the reopening of the Hawaii economy compared to the pandemic low in the year ago period as a result of the state’s COVID-19 mitigation efforts, including restrictions on tourism;
●	Alaska volume increased 15.2 percent due to higher northbound volume primarily due to higher retail-related demand compared to the pandemic low in the year ago period as a result of the state’s COVID-19 mitigation efforts, higher southbound volume and the addition of volume from the Alaska-to-Asia Express service;
●	China volume was 59.1 percent higher primarily due to incremental volume from the CLX+ service in addition to higher volume in the CLX service as a result of our increased capacity in the tradelane. The total number of eastbound voyages in the China service increased by nine year-over-year;
●	Guam volume was 35.7 percent higher primarily due to higher retail-related demand compared to the pandemic low in the year ago period as a result of the island’s COVID-19 mitigation measures as well as volume attritutable to a competitor’s schedule issues; and
●	Other containers volume increased 33.3 percent primarily due to higher volume in Okinawa.

(1)	Approximate volumes included for the period are based on the voyage departure date, but revenue and operating income are adjusted to reflect the percentage of revenue and operating income earned during the reporting period for voyages in transit at the end of each reporting period.
(2)	Other containers includes containers from services in various islands in Micronesia and the South Pacific, and Okinawa, Japan.

Subsequent Event

On July 7, 2021, a subsidiary of Matson entered into an agreement to terminate the outstanding operating lease on the Maunalei for approximately $95.8 million including accrued lease interest, thereby acquiring the vessel. The Company paid for the termination with a combination of cash on hand and borrowings on the revolving credit facility. As a result of the transaction, the Company expects approximately $6.0 million in lower cash operating costs in the second half of 2021 as a result of the elimination in lease expense.

A slide presentation that accompanies this press release is available on the Company's website at www.matson.com, under Investors.

Teleconference and Webcast

A conference call is scheduled on July 29, 2021 at 4:30 p.m. ET when Matt Cox, Chairman and Chief Executive Officer, and Joel Wine, Executive Vice President and Chief Financial Officer, will discuss Matson’s second quarter results.

Date of Conference Call:	Thursday, July 29, 2021
Scheduled Time:	4:30 p.m. ET / 1:30 p.m. PT / 10:30 a.m. HT
Participant Toll Free Dial-In #:	1-877-312-5524
International Dial-In #:	1-253-237-1144

The conference call will be broadcast live along with an additional slide presentation on the Company’s website at www.matson.com, under Investors. A replay of the conference call will be available approximately two hours after the call through August 5, 2021 by dialing 1-855-859-2056 or 1-404-537-3406 and using the conference number 6564633. The slides and audio webcast of the conference call will be archived for one full quarter on the Company's website at www.matson.com, under Investors.

About the Company

Founded in 1882, Matson (NYSE: MATX) is a leading provider of ocean transportation and logistics services. Matson provides a vital lifeline to the domestic non-contiguous economies of Hawaii, Alaska, and Guam, and to other island economies in Micronesia. Matson also operates two premium, expedited services from China to Long Beach, California, provides service to Okinawa, Japan and various islands in the South Pacific, and operates an international export service from Dutch Harbor to Asia. The Company's fleet of owned and chartered vessels includes containerships, combination container and roll-on/roll-off ships and custom-designed barges. Matson Logistics, established in 1987, extends the geographic reach of Matson’s transportation network throughout the continental U.S. Its integrated, asset-light logistics services include rail intermodal, highway brokerage, warehousing, freight consolidation, Asia supply chain services, and forwarding to Alaska. Additional information about the Company is available at www.matson.com.

Forward-Looking Statements

Statements in this news release that are not historical facts are “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation those statements regarding performance and financial results, operating income, net income, earnings per share, demand for our expedited Transpacific services, seasonality of the CCX service, supply and demand dynamics in the Transpacific tradelane, supply chain congestion, consumption trends, demand for e-commerce, garments and other goods, tourism levels, economic growth and drivers in Hawaii, Alaska and Guam, and the financial effects of the Maunalei transaction. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement, including but not limited to risks and uncertainties relating to repeal, substantial amendment or waiver of the Jones Act or its application, or our failure to maintain our status as a United States citizen under the Jones Act; regional, national and international economic conditions; new or increased competition or improvements in competitors’ service levels; fuel prices, our ability to collect fuel-related surcharges and/or the cost or limited availability of low-sulfur fuel; delays or cost overruns related to the installation of scrubbers; our relationship with vendors, customers and partners and changes in related agreements; the actions of our competitors; our ability to offer a differentiated service in China for which customers are willing to pay a significant premium; the imposition of tariffs or a change in international trade policies; the magnitude and timing of the impact of public health crises, including COVID-19; any unanticipated dry-dock or repair expenses; any delays or cost overruns related to the modernization of terminals; consummating and integrating acquisitions; changes in general economic and/or industry-specific conditions; competition and growth rates within the logistics industry; freight levels and increasing costs and availability of truck capacity or alternative means of transporting freight; changes in relationships with existing truck, rail, ocean and air carriers; changes in customer base due to possible consolidation among customers; conditions in the financial markets; changes in our credit profile and our future financial performance; our ability to obtain future debt financings; continuation of the Title XI and CCF programs; the impact of future and pending legislation and regulations, including regulations related to greenhouse gas emissions and other environmental laws and regulations; government regulations and investigations; relations with our unions; satisfactory negotiation and renewal of expired collective bargaining agreements without significant disruption to Matson’s operations; war, terrorist attacks or other acts of violence; the use of our information technology and communication systems and cybersecurity attacks; and the occurrence of marine accidents, poor weather or natural disasters. These forward-looking statements are not guarantees of future performance. This release should be read in conjunction with our Annual Report on Form 10-K for the year ended December 31, 2020 and our other filings with the SEC through the date of this release, which identify important factors that could affect the forward-looking statements in this release. We do not undertake any obligation to update our forward-looking statements.